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ILEX ONCOLOGY, INC.
JUNE 30, 2001-QUARTERLY REPORT ON FORM 10-Q
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                                                                    Exhibit 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (In Thousands, Except Per Share Amounts)


                                                                            Three Months Ended         Six Months Ended
                                                                                 June 30                   June 30
                                                                          ---------------------     ---------------------
                                                                             2001         2000         2001        2000
                                                                          ----------   --------     ---------    --------
COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                               $ (13,281)   $ (4,544)    $ (41,731)   $ (7,928)
                                                                          =========    ========     =========    ========
   Weighted-average shares of common stock outstanding                       26,375      24,825        26,230      23,432
                                                                          =========    ========     =========    ========
   Basic net loss per share                                                 $(.50)       $(.18)      $(1.59)       $(.34)
                                                                            =====        =====       ======        =====
COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                               $ (13,281)   $ (4,544)    $ (41,731)   $ (7,928)
   Preferred stock dividends not incurred upon assumed conversion
      of preferred stock                                                        -            75           -           150
                                                                         ----------   ----------   ----------   ---------
Loss available to common stockholders assuming conversion of
   subsidiary's preferred stock                                           $ (13,281)   $ (4,469)    $ (41,731)   $ (7,778)
                                                                          =========    ========     =========    ========
Weighted-average number of shares of common stock and common stock equivalents outstanding -
      Weighted-average shares of common stock outstanding                    26,375      24,825        26,230      23,432
      Weighted-average number of common stock equivalents
         applicable to stock options, employee stock purchase
         plans, warrants and subsidiary's preferred stock                       495       1,125           517       1,219
                                                                          ---------   ---------    ----------   ---------
Common stock and common stock equivalents                                    26,870      25,950        26,747      24,651
                                                                         ==========   =========    ==========   =========
Diluted net loss per common stock and common stock
   equivalents (a)                                                          $(.49)      $(.17)       $(1.56)       $(.32)
                                                                            =====       =====        ======        =====



     (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.